As filed with the Securities and Exchange Commission on November 1, 2024

Registration No. 333-254773

Registration No. 333-264041

Registration No. 333-270788

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-254773)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-264041)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-270788)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FINCH THERAPEUTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3433558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 State Street, Suite 100

Boston, MA 02109

(617) 229-6499

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Finch Therapeutics Group, Inc. 2017 Equity Incentive Plan

Finch Therapeutics Group, Inc. 2021 Equity Incentive Plan

Finch Therapeutics Group, Inc. 2021 Employee Share Purchase Plan

(Full title of the plan)

Matthew P. Blischak

Chief Executive Officer

Finch Therapeutics Group, Inc.

75 State Street, Suite 100

Boston, MA 02109

(617) 229-6499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Finch Therapeutics Group, Inc., a Delaware corporation (“Finch” or the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-254773, filed with the SEC on March 26, 2021, registering 6,106,660 shares of Common Stock issuable under the Finch Therapeutics Group, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), 500,000 shares of Common Stock issuable under the Finch Therapeutics Group, Inc. 2021 Employee Share Purchase Plan (the “2021 ESPP”) and 1,218,946 shares of Common Stock issuable under the Finch Therapeutics Group, Inc. 2017 Equity Incentive Plan (the “2017 EIP”).

2.

Registration Statement No. 333-264041, filed with the SEC on May 31, 2022, registering 2,375,609 shares of Common Stock issuable under the 2021 EIP and 475,121 shares of Common Stock issuable under the 2021 ESPP.

3.

Registration Statement No. 333-270788, filed with the SEC on March 23, 2023 registering 2,402,679 shares of Common Stock issuable under the 2021 EIP and 480,535 shares of Common Stock issuable under the 2021 ESPP.

On October 21, 2024, the Company announced its intention to apply for the delisting of its Common Stock from the Nasdaq Global Select Market and the deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on November 1, 2024.

FINCH THERAPEUTICS GROUP, INC.

By:	/s/ Matthew P. Blischak
Name: Matthew P. Blischak
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.